Exhibit 99.1

     ROCKWELL MEDICAL TECHNOLOGIES, INC. REPORTS FIRST QUARTER SALES UP 10%;
           INCREASED R&D SPENDING FOR PROPRIETARY DRUG TO TREAT ANEMIA

    WIXOM, Mich., May 11 /PRNewswire-FirstCall/ -- Rockwell Medical Technologies, Inc. (Nasdaq: RMTI), a leading, innovative hemodialysis products manufacturer in the healthcare sector, reported its first quarter results today which included a 10% sales increase over the first quarter last year. Earnings per Share was a loss of ($.03). Increased R&D spending for FDA approval of Rockwell's proprietary iron-delivery drug, Soluble Ferric Pyrophosphate (SFP), reduced earnings per share $.04 in the first quarter.

    First Quarter Financial Highlights:

    --   Sales increased 10% over the first quarter of 2005 to $6,161,903.
    --   Net Loss was ($289,218) which included $448,737 in R&D costs.
    -- Loss per Share was ($.03) which included R&D costs of $.04 per share for SFP.
    --   Loss per Share was ($.03) compared to first quarter 2005's EPS of
         $.01.
    -- Raised $9.1 million in gross capital from successful warrant exercise in January.
    --   Increased Equity Capital to $11,900,000
    --   Renewed Credit Line of $2.75 million.

    SFP Highlights:

    -- Successfully completed financing to begin funding FDA approval process for SFP.
    -- Commenced non-clinical testing program consisting of 19 toxicity and safety pharmacology studies.
    -- Eleven studies have been completed to date, five studies are on-going and the final three studies are scheduled to begin in May of this year.
    -- Completed designing test protocols for the final 3 non-clinical studies to commence in second quarter.
    -- Manufactured commercial batch of SFP concentrate for use in upcoming NIH Study.
    --   NIH study design completed and submitted to Institutional Review Board
         (IRB).
    --   Submitted Pre-IND package to FDA containing Phase 3 Protocol in April.

    Mr. Robert L. Chioini, Chairman and Chief Executive Officer of Rockwell Medical Technologies, Inc. stated, "Our first quarter marked several important milestones in our history. First, we completed a successful warrant offering which provides us with the resources to aggressively work towards gaining FDA market approval of SFP, a top priority for us. Second, we are well underway with our non-clinical SFP testing program, which is progressing as planned. Finally, our project team completed the SFP Phase 3 protocol which was submitted to the FDA in April. In addition, to achieving these milestones, we were pleased to see our share price appreciate which we attribute to increasing investor recognition of SFP's potential value."

    Mr. Chioini also said, "Our strategic initiatives encompass both building our concentrate business and gaining FDA market approval for SFP, but clearly our top priority will be getting SFP, our proprietary iron-delivery drug, to the market as fast as possible. We expect to spend as much as $4 million for SFP testing and development in 2006. We are truly excited about this innovative, proprietary product and its potential to capture market share in what we think will grow to be a billion dollar global market by the end of this decade."

    Rockwell is actively working towards FDA market approval for its SFP, its iron-delivery product, which is designed to be a physiological iron replacement therapy for hemodialysis patients with end stage renal disease. The Company anticipates that Phase 3 clinical studies will commence in late 2006. SFP was successfully tested in a Phase 2 clinical trial and was shown to be effective at maintaining iron stores at targeted levels. Safety and pharmacology testing is planned to continue throughout 2006 has had favorable results so far.

    Rockwell will be hosting a conference call to review its first quarter developments on Thursday, May 11, 2006 at 11:00 am EDT. Investors are encouraged to dial in a few minutes in advance of the call at 888-896-0862 or may listen on the web at http://orion.calleci.com/servlet/estreamgetevent?id=6827&folder=default using
Windows Media Player. See http://www.rockwellmed.com for more details and playback options.

    Rockwell Medical Technologies, Inc. is an innovative leader in manufacturing, marketing and delivering high-quality dialysis solutions, powders and ancillary products that improve the quality of care for dialysis patients. Dialysis is a process that duplicates kidney function for those patients whose kidneys have failed to work properly and suffer from chronic kidney failure, a condition also known as end stage renal disease (ESRD). There are an estimated 350,000 dialysis patients in the United States and the incidence of ESRD has increased approximately 4-6% on average over the last decade. Rockwell's products are used to cleanse the ESRD patient's blood and replace nutrients in the bloodstream. Rockwell offers the proprietary Dri-Sate Dry Acid Concentrate Mixing System, RenalPure(R) Liquid Acid Concentrate, SteriLyte(R) Liquid Bicarbonate Concentrate, RenalPure(R) Powder Bicarbonate Concentrate, Blood Tubing Sets, Fistula Needles and a wide range of ancillary dialysis items. Visit Rockwell's website at http://www.rockwellmed.com for more information.

    Certain statements in this press release with respect to Rockwell's business and operations, including statements regarding FDA approval, the potential of Rockwell's proprietary Soluble Ferric Pyrophosphate (SFP) to capture market share, etc. constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectations and are based upon currently available information. Management of Rockwell believes the expectations reflected in the forward-looking statements made in this press release are based upon reasonable assumptions. However, certain factors could occur that might cause actual results to vary. These include, but are not limited to, delays or failure to obtain FDA approval of SFP, failure to obtain medicare or private insurance reimbursement approval, general economic conditions, economic conditions in the hemodialysis industry, modified regulatory requirements, competitive factors, and other factors discussed in Rockwell's reports filed with the Securities and Exchange Commission. These forward-looking statements should be considered in light of these risks and uncertainties.

               Rockwell Medical Technologies, Inc. and Subsidiary
                         Consolidated Income Statements
          For the three months ended March 31, 2006 and March 31, 2005
                                 (Whole dollars)
                                   (Unaudited)

                                                 Three Months      Three Months
                                                    Ended             Ended
                                                March 31, 2006    March 31, 2005
                                               ---------------   ---------------
Sales                                          $     6,161,903   $     5,619,508
Cost of Sales                                        5,378,594         4,950,092
  Gross Profit                                         783,309           669,416
Selling, General and Administrative                    625,842           598,260
Research and Product Development                       448,737            49,399
  Operating Income (Loss)                             (291,270)           21,757
Other Income                                                 -           137,468
Interest Expense (Income), net                          (2,052)           50,010
  Net Income (Loss)                            $      (289,218)  $       109,215

Basic Earnings (Loss) per Share                $          (.03)  $           .01

Diluted Earnings (Loss) per Share              $          (.03)  $           .01

               Rockwell Medical Technologies, Inc. And Subsidiary
                           Consolidated Balance Sheets
                   As of March 31, 2006 and December 31, 2005
                                 (Whole Dollars)
                                   (Unaudited)

                                                  MARCH 31,       DECEMBER 31,
                                                    2006             2005
                                               --------------   ---------------
ASSETS

Cash and Cash Equivalents                      $    5,694,893   $       299,031
Accounts Receivable, net of a reserve
 of $85,227 in 2006 and $70,000 in 2005             3,064,293         2,836,072
Inventory                                           2,211,945         2,051,819
Other Current Assets                                  309,463           193,158
  Total Current Assets                             11,280,594         5,380,080
Property and Equipment, net                         2,447,929         2,430,222
Intangible Assets                                     407,152           394,819
Goodwill                                              920,745           920,745
Other Non-current Assets                              133,500           134,794
  Total Assets                                 $   15,189,920   $     9,260,660

LIABILITIES AND SHAREHOLDERS' EQUITY

Short Term Borrowings $                                     -   $     1,800,000
Notes Payable & Capitalized Lease Obligations         516,647           522,439
Accounts Payable                                    1,617,959         1,795,393
Accrued Liabilities                                   384,695           530,749
Customer Deposits                                     145,307            33,558
  Total Current Liabilities                         2,664,608         4,682,139

Long Term Notes Payable & Capitalized
 Lease Obligations                                    606,856           733,723

  Shareholders' Equity:
Common Shares, no par value, 11,283,188 and
 8,886,948 shares issued and outstanding           22,392,249        12,628,539
Common Share Purchase Warrants,25,000 and
 3,591,385 shares issued and outstanding               14,042         1,414,876
Accumulated Deficit                               (10,487,835)      (10,198,617)
  Total Shareholders' Equity                       11,918,456         3,844,798

  Total Liabilities And Shareholders'
   Equity                                      $   15,189,920   $     9,260,660

SOURCE  Rockwell Medical Technologies, Inc.
    -0-     05/11/2006
    /CONTACT: Ronald J. Aubrey - Investor Relations, +1-866-565-6139, or Thomas Klema - CFO, +1-248-960-9009/
    /Web site:  http://www.rockwellmed.com /
    (RMTI)